Exhibit 10.2

AWARD AGREEMENT FOR 2015 CASH-SETTLED PERFORMANCE AWARD

We are pleased to advise you that the Compensation Committee (the “Committee”) of the Board of Directors of Office Depot, Inc. (the “Company”) has granted you a performance award pursuant to the Office Depot, Inc. 2007 Long-Term Incentive Plan (the “Plan”) on [—] (the “Grant Date”). Capitalized terms used but not defined in this Award Agreement for 2015 Cash-Settled Performance Award (the “Agreement”) have the meanings given to them in the Plan. This award is subject to federal and local law and the requirements of the NASDAQ Stock Market LLC.

1.	Performance Award

You have been granted the right to earn a payment from the Company based upon satisfaction of certain performance conditions pursuant to the provisions and restrictions contained in the Plan and this Agreement (the “Performance Award”). The target amount of your award is $[—] (your “Target Award”) and is denominated as a number of shares of common stock of the Company (“Common Stock”) having an aggregate Grant Date value of $[—] based on the “fair value” of the Common Stock on the Grant Date with such “fair value” to be determined in accordance with the terms of the Plan and generally accepted accounting principles.

2.	Vesting

a.

Performance Conditions. Subject to the terms and conditions set forth herein and in Sections 2(b) below, you will be eligible to earn up to [—]% of your Target Award based on the Company’s free cash flow as determined by the Committee pursuant to paragraph (i) below (“Free Cash Flow”) and operating income as determined by the Committee pursuant to paragraph (ii) below (“Operating Income”). Generally, the Committee will determine Free Cash Flow and Operating Income for the Company’s fiscal year beginning on December 28, 2014, and ending on December 26, 2015 (the “Fiscal Year”). However, in the event that the Closing Date (as defined in the Agreement and Plan of Merger between the Company, Staples, Inc. and Staples AMS, Inc. dated as of February 4, 2015 (the “Merger Agreement”) occurs prior to December 26, 2015, then Free Cash Flow and Operating Income will be calculated for the period beginning December 28, 2014 and ending on such Closing Date rather than for the Fiscal Year. The Fiscal Year or any shorter period over which Free Cash Flow and Operating Income will be calculated is referred to in this Agreement as the “Performance Period.” If the Committee determines that the Company does not achieve Free Cash Flow equal to at least the threshold amount approved by the Committee for the Performance Period or does not achieve Operating Income equal to at least the threshold amount approved by the Committee for the Performance Period, you will immediately forfeit all rights to the Performance Award. If the Committee determines that the Company has achieved at least the threshold amounts of Free Cash Flow and Operating Income for the Performance Period, you will be eligible to earn a percentage of your Target Award determined on the basis of the Company’s achievement of the Operating Income

[—] 2015 STI PERFORMANCE SHARE

target set by the Committee for the Performance Period (as defined below) pursuant to the following table, up to a maximum of [—]% of your Target Award:

Percentage of Attainment of Operating Income Target for Performance Period	Percentage of Target Award
[—]	[—]
[—]	[—]
[—]	[—]
[—]	[—]
[—]	[—]
[—]	[—]
[—]	[—]
[—]	[—]
[—]	[—]
[—]	[—]
[—]	[—]
[—]	[—]
[—]	[—]
[—]	[—]

Straight-line interpolation shall be applied to determine the percentage of your Target Award earned for a percentile that falls between the percentiles specified in the table above.

The Committee shall be entitled to adjust the percentage of your Target Award earned for the Performance Period (i) based on your individual performance for the Performance Period, or (ii) based on business performance. In no event may an adjustment pursuant to this paragraph cause the percentage of your Target Award earned for the Performance Period to exceed [—]%.

The Committee will determine the percentage of your Target Award, if any, that you are eligible to earn on the foregoing basis (your “Eligible Award”). Upon the Committee’s determination of your Eligible Award, you will immediately forfeit the portion of your Performance Award other than your Eligible Award. To become vested in all or a portion of your Eligible Award, you must satisfy the employment requirements of Section 2(b) below.

[—] 2015 STI PERFORMANCE SHARE

i.	Free Cash Flow. The Committee will calculate the Company’s Free Cash Flow by subtracting Capital Expenditures from Net Cash Provided by (Used in) Operating Activities for the Performance Period.

ii.	Operating Income. The Committee will calculate the Company’s Operating Income as the Company’s Total Company Adjusted Operating Income (Non-GAAP) for the Performance Period, with adjustments, both positively and negatively, for the following items as approved by the Committee: expenses related to the merger of OfficeMax Incorporated with and into the Company; expenses related to the transactions described in the Merger Agreement; impacts of unplanned acquisitions and divestitures; internal restructuring and country portfolio changes classified as Discontinued Operations; impairment charges related to goodwill, other intangible assets, and long-lived assets (non-cash); and unplanned costs and benefits related to real estate strategy including, but not limited to, lease terminations or facility closure obligations; and any additional unplanned and extraordinary events (as determined by the Board Finance and Integration Committee) for which the Committee determines adjustments should be made. Operating Income excludes, for example, merger-related expenses, North America cost reduction initiatives (e.g., severance), and North America store impairment charges (non-cash). All calculations related to foreign exchange rates will measure results on a currency neutral basis.

b.	Employment Requirements.

i.	Continuous Employment. Except as provided in Sections 2(b)(ii) and 2(b)(iii) below, (A) you will vest in your Eligible Award (if any) on the date on which the Committee determines your Eligible Award, provided that you remain continuously employed with the Company or any Subsidiary during the period beginning on the Grant Date and ending on [—], and (B) you will immediately forfeit your entire Performance Award upon your termination of employment with the Company and its Subsidiaries prior to [—].

ii.

Death or Disability. If you terminate employment with the Company and its Subsidiaries due to death or Disability prior to [—], you will vest in a pro rata portion of your Eligible Award (if any) on the date on which the Committee determines your Eligible Award and you will forfeit the remainder of your Eligible Award (if any) on such date. The portion of your Eligible Award that will vest under the immediately prior sentence shall be determined by multiplying your Eligible Award by a fraction, the numerator of which is the total number of calendar days during which you were employed by the Company and its Subsidiaries during the Fiscal Year and the denominator of which is 365, rounded up to the nearest whole dollar (as necessary). Your Disabled status must become effective prior to the date on which payment of your Eligible Award (if any) would

[—] 2015 STI PERFORMANCE SHARE

otherwise be required pursuant to Section 4 below in order to be recognized under this Agreement. In the event of your death, payment will be made to your estate.

iii.	Termination of Employment without Cause or for Good Reason. In the event of your termination of employment with the Company and its Subsidiaries without Cause or for Good Reason prior to [—], you will vest in a pro rata portion of your Eligible Award (if any) on the date on which the Committee determines your Eligible Award and you will forfeit the remainder of your Eligible Award (if any) on such date, provided that you satisfy the release requirement and other obligations set out in the employment agreement between you and the Company dated as of [—]. The portion of your Eligible Award that will vest under the immediately prior sentence shall be determined by multiplying your Eligible Award by a fraction, the numerator of which is the total number of calendar days during which you were employed by the Company and its Subsidiaries during the Fiscal Year and the denominator of which is 365, rounded up to the nearest whole dollar (as necessary).

iv.	Definitions. As used herein, the terms “Cause”, “Good Reason” and “Disability” shall have the meanings set out in the employment agreement between you and the Company dated as of [—].

c.	No Other Special Vesting Rights. The provisions of the Plan with respect to accelerated vesting in the event of retirement and change in control (e.g., Sections 10.5 and 10.8 of the Plan) do not apply to your Performance Award. If you forfeit your Performance Award at any time, you will cease to have any rights with respect to such forfeited Performance Award.

3.	Rights as Stockholder

You shall have no voting, dividend or any other rights as a stockholder of the Company with respect to your Performance Award.

4.	Payment

The Company will make payment of the vested portion of your Eligible Award (if any) in a lump sum in cash during the period beginning [—] and ending [—].

5.	Withholding

You are required to pay to the Company all applicable federal, state, local or other taxes, domestic or foreign, with respect to your Performance Award (the “Required Tax Payments”). Unless you make other arrangements with the consent of the Company, all Required Tax Payments and other authorized deductions (e.g., 401(k) plan contributions) will be deducted from the amount of the payment made to you pursuant to Section 4.

[—] 2015 STI PERFORMANCE SHARE

6.	Transferability of Performance Award

Your Performance Award may not be sold, pledged, assigned or transferred in any manner; any such purported sale, pledge, assignment or transfer shall be void and of no effect.

7.	Conformity with Plan

Your Performance Award are intended to conform in all respects with, and are subject to, all applicable provisions of the Plan which is incorporated herein by reference. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan except as expressly provided otherwise in this Agreement. The Committee reserves its right to amend or terminate the Plan at any time without your consent; provided, however, that your Performance Award shall not, without your written consent, be adversely affected thereby (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). All interpretations and determinations of the Committee or its delegate shall be final, binding and conclusive upon you and your legal representatives with respect to any question arising hereunder or under the Plan or otherwise, including guidelines, policies or regulations which govern administration of the Plan. By acknowledging this Agreement, you agree to be bound by all of the terms of the Plan and acknowledge availability and accessibility of the Plan document, the Plan Prospectus, and either the Company’s latest annual report to shareholders or annual report on Form 10-K on the Plan and/or Company websites. You understand that you may request paper copies of the foregoing documents by contacting the Company’s Director, Executive Compensation & International Compensation.

8.	Restrictions on Shares

If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of shares subject to the grant of the Performance Award is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of shares thereunder, no shares may be issued unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee. In making such determination, the Committee may rely upon an opinion of counsel for the Company. The Company shall have no liability to make any distribution of the benefits under the Plan unless such delivery or distribution would comply with all applicable state, federal, and foreign laws (including, without limitation and if applicable, the requirements of the Securities Act of 1933), and any applicable requirements of any securities exchange or similar entity. The Committee shall be permitted to amend this Agreement in its discretion to the extent the Committee determines that such amendment is necessary or desirable to achieve compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the guidance thereunder.

[—] 2015 STI PERFORMANCE SHARE

9.	Non-Compete, Confidentiality, and Non-Solicitation Requirements

Your Performance Award is also subject to your complying with and not breaching the non-compete, confidentiality, and non-solicitation covenants that you were required to sign as a condition of your employment with the Company.

10.	Compliance with Section 409A

a.	It is intended, and this Agreement shall be construed and administered, so that all compensation payable to you under this Agreement shall be exempt from section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

b.	However, to the extent that any compensation payable under this Agreement constitutes deferred compensation within the meaning of Code Section 409A and the Department of Treasury regulations and other guidance thereunder, (i) any provisions of this Agreement that provide for payment of compensation that is subject to Section 409A and that has payment triggered by your termination of employment other than on account of your death shall be deemed to provide for payment that is triggered only by your “separation from service” within the meaning of Treasury Regulation Section §1.409A-1(h) (a “Section 409A Separation from Service”), and (ii) if you are a “specified employee” within the meaning of Treasury Regulation Section §1.409A-1(i) on the date of your Section 409A Separation from Service (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of such Section 409A Separation from Service or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Treasury Regulation Section 1.409A-1(i)), such compensation triggered by such Section 409A Separation from Service shall be paid to you six months following the date of such Section 409A Separation from Service (provided, however, that if you die after the date of such Section 409A Separation from Service, this six month delay shall not apply from and after the date of your death). You acknowledge and agree that the Company has made no representation regarding the tax treatment of any payment under this Agreement and, notwithstanding anything else in this Agreement, that you are solely responsible for all taxes due with respect to any payment under this Agreement.

11.	Employment and Successors

Nothing in the Plan or this Agreement shall serve to modify or amend any employment agreement you may have with the Company or any Subsidiary or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment at any time, or confer upon you any right to continue in the employ of the Company or any Subsidiary for any period of time or to continue your present or any other rate of compensation subject to the terms of any employment agreement you may have with the Company. The grant of your Performance Award shall not give you any right to any additional awards under the Plan or any other compensation plan the Company has

[—] 2015 STI PERFORMANCE SHARE

adopted or may adopt. The agreements contained in this Agreement shall be binding upon and inure to the benefit of any successor of the Company.

12.	Amendment

The Committee may amend this Agreement by a writing that specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, provided that no such amendment shall adversely affect in a material way your rights hereunder without your written consent (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). Without limiting the foregoing, the Committee reserves the right to change, by written notice to you, the provisions of the Performance Award or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant of the Performance Award as a result of any change in applicable law or regulation or any future law, regulation, ruling, or judicial decisions; provided that, any such change shall be applicable only to that portion of your Performance Award that is then subject to restrictions as provided herein.

13.	Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company as follows:

Office Depot, Inc.

c/o Vice President, Global Compensation, Benefits, HRIS and Shared Services

6600 North Military Trail, C278

Boca Raton, FL 33496

Any notice to be given under the terms of this Agreement to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall be deemed to have been duly given when personally delivered (addressed as specified above) or when enclosed in a properly sealed envelope (addressed as specified above) and deposited, postage prepaid, with the U.S. postal service or an express mail company.

14.	Severability

If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

[—] 2015 STI PERFORMANCE SHARE

15.	Entire Agreement

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, oral or written, with respect to the subject matter herein.

16.	Governing Law

This Agreement will be governed by and enforced in accordance with the laws of the State of Florida, without giving effect to its conflicts of laws rules or the principles of the choice of law.

17.	Venue

Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against you or the Company only in the courts of the State of Florida or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Florida, West Palm Beach Division; and you and the Company consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein.

Very truly yours,

OFFICE DEPOT, INC.

[—] 2015 STI PERFORMANCE SHARE